FOR IMMEDIATE RELEASE                                  CONTACTS: PAM JAMESON

                                                              (631) 847-3169






        GENERAL SEMICONDUCTOR APPEARS AT DLJ GROWTH STOCK CONFERENCE

                     CONFIRMS POSITIVE OUTLOOK FOR 2000

MELVILLE, NY (September 13, 2000)--General Semiconductor, Inc. (NYSE:SEM), a leading manufacturer of discrete semiconductors, confirmed today that sales for the year 2000 are expected to be in the range of $510 million to $515 million, a record for the Company and a 22% increase from the $417 million reported in 1999. In the year 2001, revenues are expected to exceed $600 million.

Based on current trends, earnings in 2000 are expected to increase by over 60% from the $0.66 reported in 1999 and will reflect strength in our end-use markets and geographic regions served. Capital spending for the year is expected to be in the range of $35 million to $40 million and targeted cost savings should approximate $33 million.

Speaking at the 2000 Growth Stock Conference sponsored by Donaldson, Lufkin & Jenrette, Ronald A. Ostertag, Chairman and Chief Executive Officer of General Semiconductor stated that, "The year 2000 is an excellent year for our Company. We have introduced a line of MOSFET devices that provide us with a new growth vehicle, allowing us to enter rapidly developing markets that we had not previously served. Our base businesses (rectifiers, transient voltage suppressors and small signal products) continue to perform very well and are key building blocks in power management. Both our new products and our base businesses will facilitate our continued growth in power management, given the anticipated entry into new markets and increased electronic content in all of our current end-use markets."

"Reflecting strength in our earnings, we have been able to make significant strides in paying down our debt in 2000 and expect to repay approximately $35 million during the year. With this lower level of debt, we have greater financial flexibility, allowing us to continue pursuing potential acquisitions that would allow us to enter new product areas," he continued.

General Semiconductor, Inc. is a market leader in the design, manufacture and distribution of discrete semiconductor components. The Company provides customers with a broad array of power management products including rectifiers, transient voltage suppressors, small signal transistors, diodes and MOSFETs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key markets for its products include automotive, computers, consumer and telecommunications equipment.

     VISIT GENERAL SEMICONDUCTOR ON THE WEB AT www.gensemi.com TO VIEW
                    SLIDES PRESENTED AT THE CONFERENCE

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.